CITRUS FINANCIAL SERVICES, INC.
                           1717 Indian River Boulevard
                            Vero Beach, Florida 32960
                                 (561) 778-4100





                                                              December 10, 1998


Mr. Walter A. Alvarez
3829 North Teak Avenue
New Orleans, LA 70131

Dear Walter:

It has been a genuine pleasure getting to know you personally and professionally over the past several months. Accordingly, it is with particular predilection that I communicate to you that Citrus Financial Services, Inc. ("the Company") would like to extend an offer of employment to you. The details of this offer are:

POSITION

Effective January 1, 1999, you will become an employee of the Company. Your initial assignment will be Organizer and Managing Officer of a Dade County Loan Production Office ("LPO") to open at the earliest possible date after your employment.

Additionally, the Company offers you the position of President, Chief Executive Officer, Organizer and Director of a new banking subsidiary of the Company to be opened in Dade County Bank ("de novo Bank") at the earliest possible date consistent with regulatory approval.

Administratively, you will report to the undersigned. Policy of the de novo Bank will be effected by its Board of Directors and your administration will be guided by those policies.

BASE COMPENSATION

Your initial base salary will be $125,000 per year. You will receive director's fees as determined by the Board of the de novo Bank. Your family health insurance will be provided by the Company as well as life insurance in an amount equal to two times your base salary. The Company will provide you with an automobile commensurate with your responsibilities and membership in a country club to be selected by you and the Chairman of the de novo Bank. You will be reimbursed for all reasonable out-of-pocket expenses incurred during the execution of you responsibilities. You will receive three weeks vacation annually.








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Walter A. Alvarez
December 10, 1998
Page 2

TRANSITION BENEFITS

We understand that you desire that your children be allowed to complete the current school year in Louisiana. We concur with that preference and offer to provide reasonable living accommodations to you in Vero Beach and Miami for a period not to exceed six months. During this time, the Company will pay for reasonable family visitation (reasonable being defined as two week intervals). Additionally, the Company will pay those reasonable expenses directly related to moving your family and personal belongings to Florida.

EMPLOYMENT AND PERFORMANCE INCENTIVES

You will receive options to purchase 25,000 shares of the Company's common stock at $10.00 per share. These options will vest in five installments of 5,000 shares each. The first installment shall vest on January 1, 1999; the second, on January 1, 2000; and so forth until they are fully vested on January 1, 2003. Each 5,000 share installment shall expire 10 years from the date it vests. You will be granted additional options based upon the profitability of the de novo bank.

When the de novo bank becomes profitable, your option installment will increase to 10,000 shares for the remainder of the five year term. As soon as the de novo bank reaches profitability which returns to the Company 1.00% on average assets
(ROA) and 12.5% on average equity (ROE), your annual option installment will increase to 15,000 shares for the remainder of the five year term. The additional options shall be granted at the fair market price of the stock on December 31 of the year immediately following the grant of the additional shares. The maximum number of option shares which could be granted under this provision is 65,000 shares.

Should you, for whatever reason, decide to resign your employment with the Company or the de novo bank prior to July 1, 2000, you hereby agree to return to the Company all EMPLOYMENT AND PERFORMANCE INCENTIVES as described herein. In the event you resign after July 1, 2000, any options vested must be exercised within 90 days of your resignation or they will expire.

ANNUAL PERFORMANCE REVIEW

 Your performance will be reviewed annually by the Board of the de novo Bank (or an appropriate committee thereof). At its sole discretion, the Board may award a cash bonus not to exceed 25 % of base salary, additional stock options or an increase in base salary.

We understand that you have agreed that once the de novo Bank has reached consistent profitability, any cash bonus arrangement may be tied to specific profitability objectives.

CONTRACTUAL CONSIDERATIONS

You will serve at the pleasure of the Board of Directors of the de novo Bank and the Company. However, you will be protected in the event the Company or the de novo Bank is sold or your





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Walter A. Alvarez
December 10, 1998
Page 3

employment is terminated by the Company without just cause1 within a five year period beginning at the time of your employment. Should either event occur, you will receive a cash payment of two times your base salary in effect at the time of the sale and all stock options will accelerate as if earned by time and performance. This cash payment will be due and payable six months after the sale of the de novo Bank or the Company.

We are a Drug Free Workplace, therefore this offer is contingent on a negative drug screen conducted at our testing site.

Walter, I trust this offer is acceptable to you and you will acknowledge same by executing the original of this letter and returning it to me.


                                      Sincerely,

                                      /s/ Josh C. Cox, Jr.

                                      Josh C. Cox, Jr.
                                      President
                                      Citrus Financial Services, Inc.



Accepted:




 /s/ Walter A. Alvarez                12/14/98
 ---------------------                --------
 Walter A. Alvarez                      Date


--------
         1"Just cause" is defined as engaging in acts of dishonesty or fraud, misconduct of such a nature that your continued employment may reasonably be expected to adversely affect the business or properties of the Company or your failure to perform your duties to the satisfaction of the Company.


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